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                                                                  EXHIBIT 10.11B

                                                                January 29, 1998


Mr. Richard Zondag
McClure & Zimmerman
335 S. High Street
Randolph, WI  53957-0001


RE:  GARDEN ESCAPE LETTER OF AGREEMENT

Dear Dick:

Garden Escape is excited that McClure & Zimmerman has chosen to renew its contract and remain a member of the Garden Escape Strategic Partner network. We look forward to maintaining a mutually beneficial long-term relationship between our two companies. Though our relationship is built primarily through each of our commitments, there are several elements detailed below which are fundamental to our agreement and will continue to provide a foundation for the relationship.

1. Mutual Exclusivity - Garden Escape agrees to retain the Supplier as the
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   exclusive source on the Garden Escape network for the products detailed in the Product Line section below. The Supplier authorizes Garden Escape to be its exclusive vendor of its products via the Internet and World Wide Web. Subject to the limitations set forth below, the mutual exclusivity will be from the date that this letter is executed through the duration of this agreement. Extensions to the agreement may be negotiated if mutually agreeable by both parties.

2. Product Line - The Supplier agrees to supply the following products on the
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   Garden Escape network: fall-blooming bulbs, not including lily and daylily varieties. Notwithstanding the foregoing, the exclusivity requirement provided by section 1 above, applies to the specific products set forth in this section 2 but not to product combinations, packages or the like unless the Supplier also offers such product combinations or packages.

3. Product Supply - Customer demand for the Supplier's products over the Garden
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   Escape network will be variable, therefore Garden Escape can offer no guarantee of minimum sales volume for the Supplier. In the case that customer demand for a Supplier's product exceeds available supply, Garden Escape reserves the right to find secondary sources of supply for that product.

4. The Supplier's Trademark, Logo and Company Name - As part of Garden Escape's
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   marketing activities, it will develop marketing materials which will co-
   market Garden Escape and the Supplier. The Supplier gives Garden Escape the international royalty-free license to use its company name, logo and any trademarks, if applicable, to develop and distribute these marketing materials and acknowledges that it has the right to grant

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    such license. The use of the Supplier's name and trademark may include printed, CD-ROM, and electronic marketing materials, shipping and labeling documents, and packaging.

5.  Proprietary Information - Garden Escape will give its customer name and
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    address for each order to the Supplier for direct drop shipment. These customer names and addresses are proprietary to Garden Escape and the Supplier agrees not to use these names other than in the advancement of this Agreement and agrees not to use the names or other Garden Escape information for any direct marketing or sell these names to a third party without the written consent of Garden Escape. Additionally, to the extent either party receives any other confidential information from the other, the receiving party will keep the information confidential and will only use the information in the advancement of this Agreement.

6.  Pricing - The Supplier agrees to give Garden Escape a [*] their standard
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    retail prices for products offered by Garden Escape on its network, which is a price inclusive of any order processing, product photography and packaging costs, F.O.B. McClure & Zimmerman shipping point. This [*] structure may be modified if agreed to in writing by both parties.

7.  Payment Terms - The Supplier agrees to bill Garden Escape once a month for
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    all Garden Escape orders. Garden Escape agrees to promptly pay these invoices when due.

8.  Customer Feedback - Garden Escape agrees to forward any customer feedback
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    relating to the Supplier to them on a timely bass, at no charge.

9.  Product Returns - The Supplier agrees to process returns/replacement orders
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    for Garden Escape customers. The Supplier agrees to process [*] of total sales to Garden Escape customers at no charge. This percentage will be reviewed after June 1998 and re-negotiated if necessary on a mutually agreeable basis.

10. Product Quality - The Supplier agrees that all products shipped to a
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    customer pursuant to the terms of this Agreement will be of first-rate quality and free of all disease and defect.

11. Term of Agreement - The term of this Agreement shall commence on the date
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    set forth below and continue for a period of one year. This Agreement shall not renew unless agreed to in writing by each of the parties; provided, however, that if the parties continue the relationship established hereby after expiration of the initial term but without agreeing in writing to a new term, then this Agreement shall continue on a month-to-month basis.

12. Termination of Agreement - Notwithstanding anything in this Agreement to the
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    contrary, either party may terminate this Agreement at any time upon providing the other party with 60 days' prior written notice of such termination.

By signing below, Garden Escape and the Supplier accept the terms of this letter of Agreement.

GARDEN ESCAPE, INC.                          MCCLURE & ZIMMERMAN


By:  /s/ Lisa Sharples                       By:  /s/ Richard Zondag
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      Lisa Sharples                               Richard Zondag
      Vice President                              President

Date:       4/18/97                          Date: 4/18/97
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